February 22, 2011

Dear Shareholders of Weststar Financial Services Corporation Common Stock:

Despite tremendous efforts by your Board of Directors and management team to find sufficient new capital, The Bank of Asheville was closed by the North Carolina Office of the Commissioner of Banks on January 21, 2011 and the Federal Deposit Insurance Corporation was appointed receiver.

As a result of this development, we believe all value in your shares of Weststar Financial Services Corporation has been irretrievably lost. There exists no possibility that the company will continue as a going concern, and we do not anticipate that the company will be able to file financial reports for the fiscal year ended December 31, 2010.  We recommend you consult your tax advisor to determine how this loss may impact you.

We know you are asking how this could happen to a bank that effectively and profitably served the Asheville area for more than a decade. Those of us, who have worked day and night to save the bank, know there is no short answer to this question.

At the heart of the bank’s demise was the severe economic recession, which put intense pressure on our loan portfolio. Though we did not have subprime loans of the type that led to the crisis in the first place, the strain was significant. The resulting drop in collateral values, job losses and recessionary forces left many loan customers struggling to make payments on time. As a result, our nonperforming loans increased substantially as did our loan losses. We allocated more resources and worked diligently to address these challenges.

In addition, we hired investment bankers, legal advisors and consultants to help us raise capital. Our advisors searched the country for investors or potential buyers and merger partners, and we met with every potential investor expressing an interest and analyzed alternative ways to meet the capital challenge we faced.

Notwithstanding our efforts, we were unable to find the capital we needed in a timely manner, and it became clear that our federal and state regulators would take action to close the bank on January 21, 2011.  No prior notice of a bank closure is given to the public, and we were not able to notify our customers or shareholders beforehand.  The number of community bank failures across the United States is a real shame. Community banks finance small business, which is the economic engine of this country. The loss of community banks is tragic for this country; not only for their customers, but for the shareholders, employees, and the many communities they serve.

We are intensely aware that the bank's failure will adversely affect you and all of us, who are shareholders in Weststar Financial Services Corporation. We know the losses we all face may affect our lives into the future. We are all deeply sorry and saddened by this.

Sincerely,

/s/ Randall C. Hall	/s/ Darryl J. Hart

Randall C. Hall	Darryl J. Hart
President & CEO	Chairman

P.O. Box 1285 Asheville, North Carolina 28802	WeststarFinancialServicesCorp@gmail.com Telephone: 828.575.4608